Exhibit 99.1

 IDT Corporation - Results for Third Quarter Fiscal 2011

NEWARK, NJ — June 13, 2011:  IDT Corporation (NYSE: IDT) reported net income of $7.0 million ($0.31 per diluted share) for its third quarter of fiscal 2011, the three months ended April 30, 2011.

THIRD QUARTER FISCAL 2011 SUMMARY

$ in millions, except EPS	3Q11	2Q11	3Q10	YoY Change (%/$)
Revenue	$397.0	$401.5	$355.4	+11.7%
Gross profit	$77.4	$72.2	$74.2	+4.3%
Gross margin	19.5%	18.0%	20.9%	(140) basis points
Total SG&A expense (including R&D expense)	$65.9	$62.4	$56.1	+17.5%
Adjusted EBITDA	$11.5	$9.8	$18.1	(36.6)%
Income from operations	$6.2	$8.1	$16.6	(62.4)%
Net income attributable to IDT	$7.0	$3.9	$12.6	(44.5)%
Diluted EPS attributable to IDT	$0.31	$0.18	$0.58	($0.27)
Net cash provided by operating activities	$21.0	$23.9	$32.2	(34.9)%

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, severance and other charges, and other operating gains, net.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See reconciliations provided below.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “IDT reported its sixth straight quarter of positive net income even as we continue to invest in growth opportunities.  IDT Energy ramped up customer acquisitions adding five thousand net meters.  IDT Telecom continues to build its global distribution capabilities, and launched its remittance clearing house – a significant step in the development of a money transfer business.  Our oil shale projects are making good progress and pilot test operations are expected to begin in Colorado later this summer.”

IDT’s Chief Financial Officer, Bill Pereira said, “Operationally, the third quarter was distinguished by a substantial rebound in IDT Energy’s gross margin and another strong performance from IDT Telecom’s Telecom Platform Services segment which recorded a 14.8% year over year revenue increase on a 24.2% jump in minutes of use. Overall, we reported the highest gross profit in the past seven quarters and our balance sheet and cash position continue to improve even as we simultaneously increase our rate of investment in future growth and distribute dividends.”

INCOME STATEMENT, BALANCE SHEET AND CASH FLOW HIGHLIGHTS AND NOTES

In 3Q11, net income attributable to IDT of $7.0 million reflected a non-routine tax benefit of $3.5 million related to the closure of IDT Telecom’s operations in Puerto Rico (see Other Recent Developments below).

At April 30, 2011, IDT reported $279.9 million of cash, cash equivalents and certificates of deposit, including $7.0 million of restricted cash and cash equivalents.  Current assets totaled $450.1 million, and current liabilities totaled $317.8 million.  Non-current liabilities totaled $44.4 million, of which $33.5 million was mortgage debt on real estate.

Net cash provided by operating activities in 3Q11 was $21.0 million.  Capital expenditures during the same period totaled $3.1 million.  For the first nine months of the fiscal year, net cash provided by operating activities was $50.5 million and capital expenditures were $9.2 million.   Net cash provided by operating activities during the first nine months of FY 2010 were $47.5 million, and capital expenditures totaled $6.6 million.

OPERATING RESULTS BY SEGMENT

IDT TELECOM

IDT Telecom includes two reporting segments: Telecom Platform Services (TPS) and Consumer Phone Services (CPS).  TPS provides various telecommunications solutions, including prepaid and rechargeable calling cards, a range of Voice over Internet Protocol (VoIP) communications services and wholesale carrier services.  CPS provides both bundled (unlimited local and long distance) services as well as long distance-only services to consumers in the United States.

IDT TELECOM:  Telecom Platform Services (TPS)

TPS – THIRD QUARTER FISCAL 2011 SUMMARY

$ in millions	3Q11	2Q11	3Q10	YoY Change
Revenue	$334.5	$334.4	$291.3	+14.8%
Minutes of use (in millions)	6,615	6,552	5,324	+24.2%
Gross profit	$55.3	$55.1	$52.6	+5.0%
Gross margin	16.5%	16.5%	18.1%	(160) basis points
SG&A expense	$46.1	$44.7	$42.5	+8.5%
Adjusted EBITDA	$9.2	$10.4	$10.1	(9.4)%
Income from operations	$4.9	$9.4	$12.8	(61.7)%

TPS’ revenue in 3Q11 was $334.5 million, a 14.8% increase compared to 3Q10 and flat compared to the prior quarter.  Average revenue per minute declined 7.6% compared to the year ago period, and by 0.8% sequentially, reflecting both a continuing industry-wide decline in termination prices for international long distance calls, and changes in the product/call destination mix.

Wholesale carrier revenue, which accounted for 42.6% of TPS’ revenue in 3Q11 and 39.8% in 3Q10, increased 23.0% year over year, but declined by 2.3% sequentially.  The YoY increase reflected the strong growth in minutes of use as a result of continued success in IDT Telecom’s sales, marketing and pricing efforts.  The third quarter of IDT’s 2011 fiscal year was comprised of 89 days, compared to 92 days for Q2.  The sequential decline in revenue, as a result of a decline in wholesale carrier minutes of use during Q3, mirrors the sequential reduction of days in the quarter.

Revenue from TPS’ retail sales channels increased year over year and had a nominal increase sequentially.  In the United States, BOSS Revolution, IDT’s pay-as-you-go, cardless international calling service grew very strongly, while international mobile top-up (IMTU) card revenue increased as well.  These year over year gains offset declining revenue from the sale of traditional, disposable IDT-branded calling cards.

Overseas, YoY, European retail revenues declined slightly.  Calling card revenues increased in South America, while falling in Asia.

TPS’ minutes of use in 3Q11 were 6.615 billion, a 24.2% increase year over year.  The increase was driven by the wholesale carrier and reseller channels, partly offset by declines in U.S. and Asian retail minutes of use.  Sequentially, minutes of use increased slightly despite the fact that 3Q11 had three fewer days than 2Q11. The sequential increase was almost wholly attributable to growth in minutes of use generated by the reseller channel.

Gross profit at TPS was $55.3 million, a 5.0% increase compared to 3Q10 and a 0.2% increase compared to 2Q11.

TPS’ gross margin was 16.5%, a 160 basis point decrease YoY and unchanged from the prior quarter.  YoY, revenue from relatively lower margin IMTU cards, wholesale carrier and reseller channel traffic increased, while revenue from relatively higher margin traditional prepaid calling card products decreased to yield the net decrease in gross margin.

TPS’ SG&A costs were $46.1 million, an 8.5% increase compared to 3Q10 and a 3.1% increase compared to 2Q11.  As a percentage of revenue, SG&A costs were 13.8%, compared to 14.6% in 3Q10 and 13.4% in 2Q11.  Compared to the year ago quarter, marketing costs, compensation and third party commissions, and legal fees increased, but at a lower rate than revenue growth.  The increase in SG&A costs compared to 2Q11 was due primarily to higher litigation-related legal fees.

TPS’ Adjusted EBITDA for 3Q11 was $9.2 million, a 9.4% decrease YoY and a 12.0% decrease sequentially.

TPS’ depreciation and amortization expense was $4.3 million in 3Q11, a 34.2% decline from the year ago period and a 9.3% decline sequentially.  The significant YoY decline reflects lower levels of capital expenditures in recent quarters and the reaching of full depreciation of older property, plant and equipment. Going forward, management expects continued YoY reductions in depreciation and amortization expense although at a reduced rate.

TPS’ income from operations was $4.9 million, compared to $12.8 million in 3Q10 and $9.4 million in 2Q11. TPS’ income from operations benefitted from $10.0 million and $4.6 million in Other Gains in 3Q10 and 2Q11, respectively. The $10.0 million gain in 3Q10 was the result of the March 2010 settlement of calling card litigation between IDT and certain defendants. The $4.6 million gain in 2Q11 was the result of a $14.4 million payment that we received from Cablevision, offset by a $9.8 million accrual that we recorded in connection with the verdict in the patent litigation initiated by Alexsam, Inc. (see Other Recent Developments below).

IDT TELECOM:  Consumer Phone Services (CPS)

CPS – THIRD QUARTER FISCAL 2011 SUMMARY

$ in millions	3Q11	2Q11	3Q10	YoY Change
Revenue	$6.3	$6.9	$8.6	(27.3)%
Gross profit	$3.3	$3.8	$4.6	(28.0)%
Gross margin	52.5%	55.6%	53.0%	(50) basis points
SG&A expense	$1.8	$1.8	$2.1	(16.7)%
Adjusted EBITDA	$1.5	$2.0	$2.5	(37.7)%
Income from operations	$1.5	$2.0	$2.4	(37.6)%

CPS has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. During 3Q11, CPS generally performed to expectations and results were consistent with long term historical trends.

GENIE ENERGY

Genie Energy is comprised of IDT Energy and Genie Oil and Gas.  IDT Energy operates an energy services company that resells electricity and natural gas to residential and small business customers in New York State, New Jersey and Pennsylvania.  Genie Oil and Gas consists mainly of (1) American Shale Oil Corporation (AMSO) which holds and manages Genie’s interest in American Shale Oil, LLC (AMSO, LLC), a shale oil initiative in Colorado, and (2) Genie’s interest in Israel Energy Initiatives, Ltd. (IEI), a shale oil initiative in Israel.

GENIE ENERGY:  IDT Energy

IDT ENERGY - THIRD QUARTER FISCAL 2011 SUMMARY

$ in millions	3Q11	2Q11	3Q10	YoY Change
Revenue	$53.8	$57.8	$53.8	(0.1)%
Gross profit	$16.8	$11.3	$15.7	+7.0%
Gross margin	31.2%	19.6%	29.1%	+210 basis points
SG&A expense	$8.2	$5.9	$5.7	+42.4%
Adjusted EBITDA	$8.6	$5.4	$9.9	(13.5)%
Income from operations	$8.6	$5.4	$9.9	(13.4)%

IDT Energy’s revenue in 3Q11 was $53.8 million, the same as in 3Q10.  Increases in natural gas (Therms (THM)) and electric (Kilowatt Hours (kWh)) units sold were offset by lower revenue per THM sold and, to a lesser extent, lower revenue per kWh sold. Revenue decreased 7.0% sequentially primarily reflecting the seasonal decrease in gas consumption.

As of April 30, 2011, IDT Energy served approximately 378,000 meters compared to 364,000 meters as of April 30, 2010 – a 3.9% increase YoY- and 373,000 meters as of January 31, 2011 – a 1.5% increase.

The average rates of annualized energy consumption for all IDT Energy meters served, as measured by residential customer equivalents (RCEs), are presented in the chart below.  (An RCE represents a natural gas customer with annual consumption of 100MM Btus or an electricity customer with annual consumption of 10 MWhrs.)  Because different customers have different rates of energy consumption, RCEs are a useful metric for evaluating the consumption profile of IDT Energy’s customer base.  The slight decline in electricity customer RCE’s sequentially resulted primarily from the acquisitions of customers with average consumption profiles relatively lower than the consumption profiles of customers who switched to other providers during the quarter.

IDT Energy – RCEs at End of Quarter (in thousands)
	3Q11	2Q11	1Q11	4Q10	3Q10
Electricity customers	119	124	122	117	103
Natural gas customers	94	91	87	88	88
Total	213	215	209	205	191

Electric revenue in 3Q11 was $29.4 million, a 0.1% increase YoY.  Compared to the year ago quarter, kWh sold increased 1.2%, partially offset by a decline of 1.1% in average revenue per kWh. Electric revenue declined 0.7% sequentially reflecting a seasonal reduction in kWh sold almost wholly offset by an increase in revenue per kWh.

At April 30, 2011, IDT Energy served approximately 210,000 electric meters, representing 119,000 RCEs, compared to approximately 205,000 meters, representing approximately 103,000 RCEs, at April 30, 2010.

Natural gas revenue in 3Q11 was $24.4 million, a 0.3% decline YoY. Sequentially, natural gas revenue declined 13.6% reflecting the seasonal decrease in gas consumption for heating. THM sold increased 8.7% compared to 3Q10, but the increase was offset by a decline in average revenue per THM of 8.3%.

At April 30, 2011, IDT Energy served approximately 168,000 gas meters, representing 94,000 RCEs, compared to approximately 159,000 meters, representing approximately 88,000 RCEs, at April 30, 2010.

IDT Energy’s gross margin in 3Q11 was 31.2%, a 210 basis point increase YoY and a 1,160 basis point increase sequentially.  Gross margin for electric sales was 39.3%, a 510 basis point increase YoY, and a 2,210 basis point increase sequentially.  The gross margin for natural gas was 21.4% in 3Q11, a 170 basis point decline YoY and a 60 basis point decline sequentially.

IDT Energy’s margin on electricity sales was impacted by 8.8% and 18.2% declines, respectively, in YoY and sequential average costs per kWh.  The margin declines in gas sales reflected reductions in average cost per THM of 6.2% and 2.5% compared to 3Q10 and 2Q11 respectively, which were more than offset by declines in average revenue per THM.  IDT Energy reduced its gas prices charged to customers to facilitate new customer acquisition and reduce churn among existing customers during the latter part of the heating season.

SG&A expense in 3Q11 was $8.2 million, a 42.4% increase YoY and a 38.6% increase sequentially, primarily reflecting higher customer acquisition and marketing costs associated with the continued expansion into New Jersey and Pennsylvania, which began in 3Q10.  Gross meter acquisitions in 3Q11 were approximately 56,000 compared to 32,000 in the same period a year ago and 47,000 in the previous quarter.

IDT Energy generated $8.6 million in Adjusted EBITDA in 3Q11, a 13.5% decline YoY but a 59.2% increase sequentially.  Income from operations was also $8.6 million, a 13.4% decline YoY but a 59.2% increase sequentially.

GENIE ENERGY:  Genie Oil and Gas

IDT accounts for Genie’s stake in AMSO, LLC using the equity method.  IDT’s equity in the net loss of AMSO, LLC - $1.2 million in 3Q11 - is included in “Other (expense) income, net” in IDT’s consolidated statement of operations.

During 3Q11, AMSO, LLC continued advanced stage construction work on the surface oil and gas processing facilities while drilling pilot wells for its upcoming pilot test in Colorado.  The pilot test is expected to begin late this summer and is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

Genie Oil and Gas’ operating expenses consist primarily of costs incurred by IEI.  Genie Oil and Gas reported a loss from operations of $2.7 million during 3Q11, a 35.3% increase compared to 3Q10 and a 13.7% decrease compared to 2Q11.  The loss from operations in 3Q11, 3Q10 and 2Q11 includes $2.2 million, $1.6 million and $1.8 million, respectively, in research and development (R&D) expense.

During 3Q11, IEI continued working on the resource appraisal and characterization study phase of the project. IEI expects to finalize the field work of this phase during calendar 2011. To date, the results from the appraisal process, both from field tests and laboratory experiments, confirm IEI’s expectations as to the attractiveness of the oil shale resource in the license area from the standpoint of richness, thickness and hydrology.

IEI is also continuing permitting and other preparatory work required prior to construction and operation of a pilot plant and operation of a pilot test. If not delayed by permitting, regulatory action or pending litigation, pilot test construction could begin during the fourth quarter of calendar 2011, and pilot test operations could begin in calendar 2012.

In future quarters, management anticipates continued, significant increases in operating costs for both AMSO, LLC and IEI reflecting the costs of facility construction, drilling and operations of their respective pilot tests as well as further staffing for engineering and scientific operations and business development activities.

OTHER RECENT DEVELOPMENTS

On February 15, 2011, Alexsam, Inc. secured a $9.1 million verdict against IDT for damages related to alleged infringement by IDT of two patents related to the activation of phone and gift cards over a point-of-sale terminal.  IDT intends to appeal the verdict and does not expect that the decision will have a material impact on its future business operations.

In February 2011, IDT liquidated its Puerto Rico operating entity.  The final Puerto Rico tax return was filed in April claiming a refund of $4.8 million, which IDT expects to receive in calendar 2011.

On March 15, 2011, IDT’s subsidiary, Innovative Communications Technologies, Inc. (ICTI) filed a Form 10 registration statement with the SEC related to the spin-off of ICTI to IDT’s stockholders.  ICTI will own a portfolio of patents related primarily to communications over computer networks, including VoIP, and the licensing business related to those patents.   IDT is currently evaluating issues related to the spin-off to achieve the greatest combination of value creation and risk management.

In March 2011, IDT amended its lease for office space at 550 Broad Street, Newark, New Jersey to extend the term of the lease to September 2012. The lease was set to expire in May 2011.

On April 4, 2011, IDT shareholders voted to amend IDT’s certificate of incorporation so that each remaining share of Common Stock was converted and reclassified into one share of Class B Common Stock.  The Common Stock (formerly IDT.C) was subsequently delisted from the NYSE and de-registered under the Securities Exchange Act of 1934.  IDT now has only two classes of common stock – Class A Common Stock and Class B Common Stock. Only shares of IDT’s Class B common stock (NYSE: IDT) are publicly traded.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of IDT’s financial and operational results is posted in an audio file on the IDT website at http://www.idt.net/about/ir/overview.asp. The audio file (in MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
Q&A will be in a written format.  Investors and others interested in IDT are invited to e-mail questions for management to invest@idt.net.  IDT will accept questions received through the close of business on Thursday June 16, 2011. Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm, and management’s response will be posted in a document available on IDT’s website and in a Form 8-K filing as early as Tuesday, June 21, 2011 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock trades on the New York Stock Exchange under the ticker symbol IDT.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2011	July 31, 2010
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$269,255	$221,753
Restricted cash and cash equivalents	6,974	11,831
Certificates of deposit	3,633	300
Marketable securities	—	221
Trade accounts receivable, net of allowance for doubtful accounts of $14,651 at April 30, 2011 and $12,628 at July 31, 2010	128,206	105,232
Prepaid expenses	23,174	25,476
Investments—short-term	208	1,217
Other current assets	18,641	15,084

Total current assets	450,091	381,114
Property, plant and equipment, net	90,862	96,892
Goodwill	18,757	18,429
Other intangibles, net	2,879	3,675
Investments—long-term	8,458	8,375
Other assets	10,221	9,310

Total assets	$581,268	$517,795

Liabilities and equity
Current liabilities:
Trade accounts payable	$59,647	$52,957
Accrued expenses	154,953	143,822
Deferred revenue	82,205	69,186
Income taxes payable	9,380	10,085
Capital lease obligations—current portion	2,793	6,032
Notes payable—current portion	642	628
Other current liabilities	8,157	2,272

Total current liabilities	317,777	284,982
Capital lease obligations—long-term portion	—	407
Notes payable—long-term portion	33,540	33,640
Other liabilities	10,904	12,793

Total liabilities	362,221	331,822
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—nil and 100,000 at April 30, 2011 and July 31, 2010, respectively; nil and 9,241 shares issued and nil and 3,728 shares outstanding at April 30, 2011 and July 31, 2010, respectively	—	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 and 3,272 shares outstanding at April 30, 2011 and July 31, 2010, respectively	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,584 and 23,213 shares issued and 21,416 and 15,625 shares outstanding at April 30, 2011 and July 31, 2010, respectively	236	232
Additional paid-in capital	520,199	711,701
Treasury stock, at cost, consisting of nil and 5,513 shares of common stock, 1,698 and nil shares of Class A common stock and 2,168 and 7,588 shares of Class B common stock at April 30, 2011 and July 31, 2010, respectively	(87,237)	(295,626)
Accumulated other comprehensive income (loss)	3,059	(1,017)
Accumulated deficit	(215,002)	(231,626)

Total IDT Corporation stockholders’ equity	221,288	183,789
Noncontrolling interests:
Noncontrolling interests	(1,241)	2,184
Receivable for issuance of equity	(1,000)	—

Total noncontrolling interests	(2,241)	2,184

Total equity	219,047	185,973

Total liabilities and equity	$581,268	$517,795

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2011	2010	2011	2010
	(in thousands, except per share data)
Revenues	$396,964	$355,423	$1,155,848	$1,045,424
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	319,602	281,242	932,065	827,901
Selling, general and administrative (i)	62,696	53,819	180,609	166,495
Depreciation and amortization	5,243	7,614	16,439	25,440
Research and development	3,192	2,269	7,735	5,761
Severance and other charges	—	2,888	1,053	4,451

Total costs and expenses	390,733	347,832	1,137,901	1,030,048
Other operating gains, net	—	8,985	7,389	8,985

Income from operations	6,231	16,576	25,336	24,361
Interest expense, net	(1,395)	(1,559)	(4,614)	(4,848)
Other (expense) income, net	(1,571)	978	1,419	(103)

Income from continuing operations before income taxes	3,265	15,995	22,141	19,410
Benefit from (provision for) income taxes	2,557	(3,465)	2,710	(6,257)

Income from continuing operations	5,822	12,530	24,851	13,153
Discontinued operations, net of tax	—	(39)	—	(400)

Net income	5,822	12,491	24,851	12,753
Net loss attributable to noncontrolling interests	1,179	116	1,734	82

Net income attributable to IDT Corporation	$7,001	$12,607	$26,585	$12,835

Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$7,001	$12,646	$26,585	$13,134
Loss from discontinued operations	—	(39)	—	(299)

Net income	$7,001	$12,607	$26,585	$12,835

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.34	$0.61	$1.29	$0.64
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.34	$0.61	$1.29	$0.63

Weighted-average number of shares used in calculation of basic earnings per share	20,627	20,523	20,578	20,425

Diluted:
Income from continuing operations	$0.31	$0.58	$1.18	$0.61
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.31	$0.58	$1.18	$0.60

Weighted-average number of shares used in calculation of diluted earnings per share	22,585	21,878	22,474	21,310

Dividends declared per common share	$—	$—	$0.44	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$1,768	$317	$4,360	$2,207

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2011	2010
	(in thousands)
Net cash provided by operating activities	$50,450	$47,467
Investing activities
Capital expenditures	(9,186)	(6,593)
Collection of notes receivable, net	—	71
Capital contributions to AMSO, LLC	(3,942)	(744)
Increase in investments	(50)	—
Proceeds from sale and redemption of investments	1,688	2,349
Decrease in restricted cash and cash equivalents	4,857	51,216
Proceeds from sales of buildings	100	5,150
Proceeds from insurance	3,524	250
Proceeds from marketable securities	5,731	4,618
Purchases of certificates of deposit	(5,503)	—
Proceeds from maturities of certificates of deposit	2,167	—

Net cash (used in) provided by investing activities	(614)	56,317
Financing activities
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	—	(9,775)
Dividends paid	(9,961)	—
Distributions to noncontrolling interests	(1,625)	(1,499)
Proceeds from sales of stock of subsidiaries	10,000	5,690
Proceeds from exercise of stock options	1,654	—
Repayments of capital lease obligations	(3,729)	(4,519)
Repayments of borrowings	(469)	(475)
Repurchases of common stock and Class B common stock	—	(1,795)

Net cash used in financing activities	(4,130)	(12,373)
Discontinued operations
Net cash provided by operating activities	—	930
Net cash used in investing activities	—	(44)
Net cash used in financing activities	—	(471)

Net cash provided by discontinued operations	—	415
Effect of exchange rate changes on cash and cash equivalents	1,796	(737)

Net increase in cash and cash equivalents	47,502	91,089
Cash and cash equivalents at beginning of period	221,753	124,382

Cash and cash equivalents at end of period	$269,255	$215,471

Supplemental schedule of non-cash financing and investing activities
Receivable for issuance of equity of subsidiary	$1,000	$—

Mortgage note payable settled in connection with the sale of building	$—	$6,137

Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$—	$6,011

Reconciliation of Non-GAAP Financial Measures for the Third Quarter of Fiscal Year 2011

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the third quarter of fiscal 2011 Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization and (2) severance and other charges and subtract other operating gains, net. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2011 and fiscal 2010 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The severance and other charges are also excluded in the calculation of Adjusted EBITDA. Severance and other charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, severance and other charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Finally, the other operating gains, net, which are components of income from operations, are excluded from the calculation of Adjusted EBITDA. Although the Company has gains from the termination of agreements and insurance claims from time-to-time and has a number of matters under litigation, such gains and settlements do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

IDT’s measure of Free Cash Flow is derived from its statement of cash flows and is computed as net cash provided by operating activities less capital expenditures. Management believes Free Cash Flow provides investors with an important perspective on IDT’s cash available to service debt and IDT’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock, pay dividends and fund ongoing operations.  As a result, Free Cash Flow is a significant measure of IDT’s ability to generate long-term value. Management believes the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, management believes that Free Cash Flow is a primary measure used externally by investors, analysts and peers for purposes of valuation and comparing IDT’s operating performance to the performance of other companies in the telecommunications and energy industries.

Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or a substitute for, or superior to, net income as an indicator of operating performance or net cash provided by operating activities as a measure of liquidity. IDT’s measure of Free Cash Flow may not be comparable to similarly titled measures used by other companies. In addition, Free Cash Flow does not represent residual cash available for discretionary use, since various non-discretionary expenditures, such as distributions to noncontrolling interests, repayments of capital lease obligations and repayments of borrowings are not deducted from IDT’s measure.

Following are reconciliations of Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP measure, which is, for Adjusted EBITDA, income from operations for both IDT’s reportable segments and for IDT on a consolidated basis, and, for Free Cash Flow, net cash provided by operating activities.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended April 30, 2011 (Q3 2011)
Revenues	$397.0	$334.5	$6.3	$53.8	$-	$2.4	$-
Direct cost of revenues	319.6	279.2	3.0	37.0	-	0.4	-
Selling, general and administrative	62.7	46.1	1.8	8.2	0.5	2.0	4.3
Research and development	3.2	-	-	-	2.2	1.0	-
Adjusted EBITDA	11.5	9.2	1.5	8.6	(2.7)	(0.9)	(4.3)
Subtract:
Depreciation and amortization	5.3	4.3	-	-	-	0.8	0.1
Income (loss) from operations	6.2	$4.9	$1.5	$8.6	$(2.7)	$(1.7)	$(4.4)
Interest expense, net	(1.4)
Other expense, net	(1.5)
Income before income taxes	3.3
Benefit from income taxes	2.5
Net income	5.8
Net loss attributable to noncontrolling interests	1.2
Net income attributable to IDT Corporation	$7.0

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Three Months Ended January 31, 2011 (Q2 2011)
Revenues	$401.5	$334.4	$6.9	$57.8	$-	$2.3	$-
Direct cost of revenues	329.3	279.3	3.1	46.5	-	0.4	-
Selling, general and administrative	60.3	44.7	1.8	5.9	1.3	2.5	4.1
Research and development	2.1	-	-	-	1.8	0.3	-
Adjusted EBITDA	9.8	10.4	2.0	5.4	(3.1)	(0.8)	(4.1)
Subtract (Add):
Depreciation and amortization	5.5	4.7	-	-	-	0.6	0.2
Severance and other charges	1.1	0.9	-	-	-	-	0.1
Other operating gains, net	(4.9)	(4.6)	-	-	-	(0.8)	0.5
Income (loss) from operations	8.1	$9.4	$2.0	$5.4	$(3.1)	$(0.6)	$(4.9)
Interest expense, net	(1.5)
Other expense, net	(2.4)
Income before income taxes	4.2
Provision for income taxes	(1.0)
Net income	3.2
Net loss attributable to noncontrolling interests	0.7
Net income attributable to IDT Corporation	$3.9

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended April 30, 2010 (Q3 2010)
Revenues	$355.4	$291.3	$8.6	$53.8	$-	$1.6	$-
Direct cost of revenues	281.2	238.7	4.1	38.1	-	0.3	-
Selling, general and administrative	53.8	42.5	2.1	5.7	0.3	1.8	1.4
Research and development	2.3	-	-	-	1.6	0.6	-
Adjusted EBITDA	18.1	10.1	2.5	9.9	(2.0)	(1.1)	(1.4)
Subtract (Add):
Depreciation and amortization	7.6	6.5	-	-	-	0.8	0.3
Severance and other charges	2.9	0.8	-	-	-	-	2.1
Other operating gains, net	(9.0)	(10.0)	-	-	-	1.0	-
Income (loss) from operations	16.6	$12.8	$2.4	$9.9	$(2.0)	$(2.9)	$(3.7)
Interest expense, net	(1.6)
Other income, net	1.0
Income from continuing operations before income taxes	16.0
Provision for income taxes	(3.5)
Net income	12.5
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$12.6

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Nine Months Ended April 30, 2011
Revenues	$1,155.8	$971.4	$20.6	$157.1	$-	$6.7	$-
Direct cost of revenues	932.1	807.1	9.5	114.3	-	1.1	-
Selling, general and administrative	180.6	134.4	5.5	20.0	2.2	6.4	12.1
Research and development	7.7	-	-	-	5.8	2.0	-
Adjusted EBITDA	35.4	29.8	5.6	22.8	(7.9)	(2.8)	(12.1)
Subtract (Add):
Depreciation and amortization	16.4	13.8	-	-	-	2.1	0.5
Severance and other charges	1.1	0.9	-	-	-	-	0.1
Other operating gains, net	(7.4)	(4.6)	-	-	-	(3.3)	0.5
Income (loss) from operations	25.3	$19.8	$5.6	$22.8	$(7.9)	$(1.6)	$(13.3)
Interest expense, net	(4.6)
Other income, net	1.4
Income before income taxes	22.1
Benefit from income taxes	2.8
Net income	24.9
Net loss attributable to noncontrolling interests	1.7
Net income attributable to IDT Corporation	$26.6

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Nine Months Ended April 30, 2010
Revenues	$1,045.4	$856.9	$28.9	$154.9	$-	$4.7	$-
Direct cost of revenues	827.9	705.8	13.0	108.2	-	0.8	-
Selling, general and administrative	166.5	127.6	6.4	14.3	0.9	7.5	9.7
Research and development	5.8	-	-	-	3.7	2.1	-
Adjusted EBITDA	45.3	23.5	9.5	32.3	(4.6)	(5.8)	(9.7)
Subtract (Add):
Depreciation and amortization	25.4	22.2	0.1	0.1	-	2.2	0.8
Severance and other charges	4.5	1.4	-	0.1	-	(0.1)	3.1
Other operating gains, net	(9.0)	(10.0)	-	-	-	1.0	-
Income (loss) from operations	24.4	$9.9	$9.5	$32.2	$(4.6)	$(8.9)	$(13.6)
Interest expense, net	(4.9)
Other expense, net	(0.1)
Income from continuing operations before income taxes	19.4
Provision for income taxes	(6.3)
Income from continuing operations	13.1
Loss from discontinued operations	(0.4)
Net income	12.7
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$12.8

IDT Corporation
Reconciliation of Free Cash Flow to Net Cash Provided By Operating Activities
For the Three and Nine Months Ended April 30, 2011 and 2010, and for the Three Months Ended January 31, 2011

	Q3 2011	Q2 2011	Q3 2010	YTD 2011	YTD 2010
$ in millions

Free cash flow	$17.9	$21.2	$30.5	$41.3	$40.9
Add: capital expenditures	3.1	2.7	1.7	9.2	6.6
Net cash provided by operating activities	$21.0	$23.9	$32.2	$50.5	$47.5